UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012 (June 19, 2012)

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN	38401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (931) 380-2265

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

As previously reported, on February 9, 2012, Community First Bank & Trust (the “Bank”), a wholly owned bank subsidiary of Community First, Inc. (the “Company”), and CapStar Bank (“CapStar”) entered into a Purchase and Assumption Agreement (the “Agreement”), pursuant to which CapStar agreed to purchase certain assets and assume certain liabilities relative to the Bank’s branch office located at 9045 Carothers Parkway, Franklin, Tennessee 37067 (the “Cool Springs branch”).

On June 19, 2012, the Bank and CapStar mutually agreed to terminate the Agreement due to their inability to reach a final agreement regarding proposed modifications to certain of the key economic terms of the Agreement relating to certain asset and liability values. There are no current disputes or disagreements between CapStar or the Bank under the Agreement and neither party believes any payments or penalties will be due or payable on account of the termination of the Agreement.

The Company may seek another buyer for all or a portion of the Bank’s Cool Springs branch but can provide no assurance that it will be able to reach agreement with another buyer on terms for such sale satisfactory to the Company or that a sale, if announced, will be consummated.

Item 7.01	Regulation FD Disclosure.

On June 22, 2012, the Bank and CapStar jointly issued a press release announcing the mutual termination of the Agreement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are furnished herewith:

Exhibit No.	Exhibit Description

99.1	Press release of CapStar Bank and Community First Bank & Trust dated June 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Louis E. Holloway
Name: Louis E. Holloway
Title: President and Chief Executive Officer

Date: June 22, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release of CapStar Bank and Community First Bank & Trust dated June 22, 2012.